Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of American Equity Investment Life Holding Company  (“American Equity”), American Equity Capital Trust V (“Trust V”) and American Equity Capital Trust VI (“Trust VI”) for the registration of debt securities, common stock, preferred stock, depositary shares, stock purchase contracts, stock purchase units and warrants of American Equity and trust preferred securities of Trust V and Trust VI with an aggregate amount to be registered of $500,000,000, and to the incorporation by reference therein of our report dated March 11, 2005, except for Note 2, as to which the date is November 11, 2005, with respect to the consolidated financial statements and schedules of American Equity Investment Life Holding Company included in its Annual Report (Form 10-K/A Amendment No. 2) for the year ended December 31, 2004, and our report dated March 23, 2004 with respect to American Equity Investment Life Holding Company management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of American Equity Investment Life Holding Company, included in its Annual Report (Form 10-K/A Amendment No. 1), each filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Des Moines, Iowa
November 11, 2005